Exhibit 10.25

RESEARCH & DEVELOPMENT SERVICES AGREEMENT

DPT LABORATORIES, LTD

AND

DIPEXIUM PHARMACEUTICALS, LLC

This Research & Development Services Agreement (the “Agreement”) is made as of this 8th. day of December, 2011 by and between Dipexium Pharmaceuticals, LLC a corporation organized under the laws of the State Of Delaware, with its principal place of business at     (hereinafter referred to as “COMPANY”) and DPT Laboratories, Ltd., a Texas Limited Partnership, with its principal place of business at    , including its affiliate DPT Lakewood, LLC. (hereinafter referred to as “DPT”).

RECITALS

WHEREAS, DPT provides certain contract research and development, manufacturing, and packaging services; and

WHEREAS, COMPANY desires DPT to continue to provide certain contract research and development, manufacturing, and packaging services, as more specifically set forth in the related Project Scope Document(s) (“PSD”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter expressed, the parties agree as follows:

1 -  Services

1.1                               Project Scope Document (“PSD”)

COMPANY has requested and DPT has agreed to provide certain research and development services in connection with the development of a topical formulation of the Company’s Product containing Pexiganan Acetate as a 1% Cream comprised of a synthetic peptide for the treatment of mild diabetic foot ulcers formulation of COMPANY’s (hereinafter referred to as “PRODUCT”). COMPANY acknowledges that the PSD is an estimate only and that actual costs may increase or decrease if events occur that change the scope of the project. Such changes shall be agreed to in a Follow-On Protocol(s) in the reasonable discretion of each of the parties hereto. Nothing in a PSD shall supersede the terms set forth in this Agreement. To the extent that DPT agrees to perform any services hereunder for COMPANY, DPT shall only be obligated to use reasonable commercial, good faith efforts to accomplish the desired results as outlined in a mutually agreed upon PSD and in accordance with the US Food and Drug Administration (“FDA”) Laws and Regulations. Nothing herein shall obligate DPT to achieve any specific results and DPT makes no warranties or representations that it will be able to achieve the desired results.

1.2                               Follow-On Protocol(s)

DPT shall prepare follow-on protocol(s) (the “Protocol”) based upon the PSD. Such Protocol shall be agreed and signed by both parties, and shall: (i) specifically detail the activities required to provide the development services; and (ii) describe billing milestones, which, typically, shall include a percentage of work that will be due and payable upon signing of the. Protocol as well as after commencement or completion of certain activities in addition to completion of services rendered under the Protocol, in each case, as mutually agreed in the reasonable discretion of the parties hereto.

1.3                               Good Faith Effort

To the extent that DPT agrees to perform any services hereunder for COMPANY (whether summarized in the PSD or detailed in the Protocol), DPT shall only be obligated to act in good faith and to use reasonable commercial efforts to accomplish the desired results. Nothing herein shall obligate DPT to achieve any specific results and DPT makes no warranties or representations that it will be able to achieve the desired results.

2 -  Costs

2.1                               Development Costs

Each Protocol shall be dated, numbered, and include, but not be limited to, the details, costs, charges and deliverables for the services to be performed for development, testing, scale up, stability and validation as well as all reasonably foreseeable associated events, tasks and expenses. If the Protocol is acceptable to COMPANY and COMPANY so notifies DPT by signing the Protocol, DPT may begin work as outlined therein. It is understood between both parties that, during any development project, unforeseen events may occur, including, but not limited to, termination of any further activity due to unacceptable results, significant reevaluation due to marginal results, changes in the scope or timing of any activity, etc. The terminating party will promptly notify the non-terminating party of any such unforeseen events before proceeding at which time either COMPANY or DPT may terminate the project or mutually agree to amend or completely revise the Protocol. Both parties agree that changes, including any changes in costs, will be completely described in a written protocol revision (or a new Protocol if necessary), and that the approval of each revision is required by both parties before proceeding. In the case where the project is terminated, COMPANY will be obligated to pay for all of the work performed by DPT up to that point.

2.2                               Raw Material Cost

Raw material and packaging components utilized by DPT will be estimated in the PSD, detailed in the Protocol and billed to COMPANY at DPT’s Standard Cost (“Standard

Cost”) is the average actual. cost to DPT of materials plus incoming freight plus a mark-up of ten (10%) percent for administration and carrying costs). Raw material costs under this Agreement shall be adjusted based upon the actual increase or decrease in such costs and without regard to changes in the «Producer Price Index for the Pharmaceutical Sector” issues by the Bureau of Labor Statistics; US Department of Labor (“PPI”).

3 -  Invoicing & Payment

The foregoing development costs shall be paid to DPT in accordance with DPT’s invoicing procedures regardless of whether DPT is able to accomplish the results that COMPANY requested. Such invoicing procedures shall be based on terms established after DPT has completed a standard credit check on COMPANY. Typical invoice terms are “Net 30 Days” however, DPT reserves the right to adjust the terms as it sees fit depending on the information obtained and the Company reserves the right to terminate this Agreement and any and all PSDs/Protocols if and to the extent. it is unsatisfied with any related changes to invoices. COMPANY shall be responsible for all cost up to the point of termination.

4 -  Raw Materials and Components

DPT shall utilize selected components for the Product, subject to their availability. All raw materials delivered to DPT and invoiced to COMPANY in accordance with Paragraph 3 of this Agreement are the sale and exclusive property of COMPANY. DPT agrees to handle and store COMPANY’s materials in accordance with applicable laws and regulations and at conditions prescribed by the manufacturer in order to maintain their quality and suitability for use. Except in the case of a grossly negligent act of omission or commission on the part of DPT, DPT shall have no financial responsibility for the loss or destruction of any COMPANY supplied raw materials (including any active pharmaceutical ingredient(s) (“API”) or packaging components during he intake, handling, use or storage of such materials on the part of DPT.

5 -  Obsolete Inventory

Any COMPANY-specific inventory including, but not limited to, raw materials, waste by-products, testing supplies, stability samples, work-in- process, and finished goods rendered obsolete or expired at the conclusion, revision or termination of the development project shall be shipped to COMPANY, freight collect, for destruction by the COMPANY. COMPANY shall bear one hundred percent (100%) of all destruction costs related to said obsolete inventory. The destruction shall be in accordance with all applicable laws and regulations and COMPANY shall indemnify DPT for any liability, costs or expenses, including attorney’s fees and court costs, relating to COMPANY’s failure to dispose of such inventory in accordance with such laws and regulations. COMPANY shall also provide DPT with all manifests and other applicable evidence of proper destruction as may be requested by DPT or required by applicable law.

6 -  Compliance

6.1                               COMPANY’s Responsibility

COMPANY shall bear sole responsibility for the validity of all test methods and appropriateness of all specifications. In addition, COMPANY shall bear sole responsibility for all regulatory approvals, filings, and registrations and adequacy of all validation, stability, and preservative efficacy studies. Prior to DPTs receipt and testing, and as a condition precedent of any testing or formulation work by DPT pursuant to this Agreement, COMPANY shall provide to DPT the applicable Material Safety Data Sheet” (“MSDS”) containing written or printed material concerning a hazardous chemical which is prepared in accordance with the regulations promulgated I by the Occupational Safety & Health Administration, or any successor entity thereto, for finished products and all components necessary for the manufacture of Products. Any components or Products requiring disposal shall be presumed hazardous unless otherwise provided in the MSDS information provided. COMPANY shall also be responsible for any necessary or desired cGMP audits of those component suppliers designated by COMPANY, including audit of the active pharmaceutical ingredient supplier.

6.2                               DPT’s Responsibility

DPT shall maintain all original documents involving the manufacture and control for the Product including its raw materials, drug substance, and package components, Including but not limited to inventory records, testing procedures and specifications, master and lot manufacturing instructions, data from testing and inspections, and original records of experimental work performed to establish capability to manufacture and test the Product DPT Shall store these original documents in a safe and organized manner so that they may be provided upon request to COMPANY or to the FDA, Drug Enforcement Agency (“DEA”) or other Federal or State agency. In the event that COMPANY elects not to pursue marketing, sale, license, or transfer of the Product or in any other event at the sale discretion of COMPANY, DPT shall surrender copies of documents to COMPANY upon receipt of a written request for such.

6.3                               Compliance Audit

COMPANY shall have the right, with prior written notification, to annually conduct a compliance audit of DPT’s facilities pertaining to the manufacturing, laboratory, packaging, storage, testing, shipping or receiving of the Product or its components. The aforementioned condition is not limiting to the presence of COMPANY representatives at DPT for the purpose of transferring technology or monitoring any of the activities in the Protocol. In connection with any compliance audit of DPT facility, in accordance with DPT’s policies, DPT agrees to cooperate in good faith with the COMPANY and its representatives, including, without limitation, providing the COMPANY with. access to its facilities where COMPANY Product or components thereof are manufactured and/or stored. Audits shall be conducted during normal business hours and supervised by DPT. DPT shall provide COMPANY with photocopies and/or duplicates of original documentation solely relating to the Product or its components.

7 -  Confidentiality

The Confidentiality Agreement between DPT and COMPANY dated January 28, 2011 is hereby incorporated in its entirety by this reference, and shall remain in effect until the later of (I) expiration according to its terms, or (ii) five years following expiration or termination of any Manufacturing and Supply Agreement entered into between DPT and COMPANY. COMPANY acknowledges that as a contract manufacturing organization. DPT’s business involves the application of its expertise, technology and know-how to numerous pharmaceutical and other products and that DPT retains the right (subject to its obligations under the applicable confidentiality provision .or agreement) to apply such expertise, technology and know-how to a variety of products or services.

8 -  Collaborative Efforts

During the course of this Agreement and performance of services hereunder, DPT will collaborate in the development of the COMPANY Product and such services may generate inventions, improvements, discoveries, methods, novel information or other valuable know how (“Know-How”). In order to permit and encourage a successful collaboration and protect the key business interests of both parties, the parties agree that in the event that COMPANY requests DPT to undertake any specific development of the COMPANY Product under this Agreement, that (i) DPT will not knowingly utilize any previously patented technology for the purposes of the Agreement without first consulting with COMPANY and agreeing upon terms for the use of such technology; and (ii) ownership issues shall be determined as follows, with the understanding that DPT hereby grants COMPANY a non-exclusive, perpetual, paid up, royalty free license to Know-How conceived or reduced to practice by and retained by DPT pursuant to this Agreement to the extent that such Know-How is required and used for the manufacture and/or commercialization of COMPANY Product:

(a)                                 Where COMPANY develops an initial formulation(s) for the COMPANY Product and provides that initial formulation(s) to DPT, that initial formulation(s) shall be deemed to be the property and proprietary information of COMPANY.

(b)                                 Where, as a result of the efforts of DPT, any subsequent formulation of the COMPANY Product involves the creation of Know-How, such Know-How shall be deemed to be the property and proprietary information of DPT and such subsequent formulation shall be deemed to be the property and proprietary information of COMPANY.

(c)                                  Where COMPANY requests DPT to develop or create a formulation for the COMPANY Product without providing an initial formulation as a starting point, and where, as a result of the efforts of DPT, any resulting formulation of the COMPANY Product involves the creation of Know-How, such Know-How shall be deemed to be the property and proprietary information of DPT and such resulting formulation shall be deemed to be the property and proprietary information of COMPANY.

Notwithstanding the forgoing, any patentable invention that relates solely to the Product shall be the exclusive property of COMPANY. The parties shall execute such documents and do all such things as may be reasonably requested by the other party {at the other party’s expense} to give full effect to the provisions of this clause 8.

9 -  Disclaimer

EXCEPT AS SPECIFICALLY PROVIDED HEREIN, DPT AND COMPANY MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCT, LABELING OR PACKAGING. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED. DPT AND COMPANY AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES REBUL TING FROM BREACH OF THIS AGREEMENT.

10 -  Force Majeure

Each of the parties hereto shall be excused from the performance of its obligations hereunder in the event performance of this Agreement is prevented by force majeure and such excuse shall continue as long as the condition constituting such force majeure continues, plus the lesser of (i) thirty (30) days after the termination of such condition, or (ii) the amount of time such party had for performance at the time of the occurrence of such force majeure. For purposes of this Agreement, force majeure is defined as follows:

Causes beyond the control of COMPANY or DPT, which are not attributable to any legal violation, breach or default by either party. including acts of God, acts, regulations, or laws of any government, civil commotion, strikes, shortages of raw materials, terrorism, unavailability of necessary equipment because of any of the forgoing, substantial damage to or destruction of prOduction facilities or material by fire, earthquake or storm, epidemics and failure of public utilities or common carriers.

11 -  Indemnification

11.1                        Indemnification by DPT

DPT agrees to indemnify COMPANY, its employees, officers, directors and representatives for any third party claims, losses or damages, (including reasonable attorney’s fees paid or incurred by any of them) arising out of DPTs failure to comply with its obligations under this Agreement and/or the Protocol(s) up to the amount of insurance coverage as detailed in Paragraph 11.2.

11.2                        Insurance by DPT

DPT shall maintain in full force and effect Products Liability Insurance coverage in the minimum amount of Two Million Five Hundred Thousand ($2,500,000) Dollars per occurrence with an annual aggregate amount of Two Million Five Hundred Thousand ($2,500,000) Dollars. Such evidence of insurance coverage can be in the form of the original policy or a Certificate of Insurance which shall name COMPANY as an additional insured and provide that DPT has assumed the liability as provided for herein.

11.3                        Indemnification by COMPANY

COMPANY agrees to indemnify DPT, its employees, officers, directors and representatives for any third party claims, losses or damages, (including reasonable attorney’s fees paid or incurred by any of them) arising out of any clinical trials, ownership, testing, use, application, consumption, distribution, marketing or sale of the Product COMPANY agrees to hold DPT harmless from any use of the information or data developed pursuant 10 this Agreement. COMPANY hereby represents and warrants to DPT that all COMPANY designated formulas, components and artwork related to the Product do not violate or infringe any patent, copyright or trademark laws, and agrees to indemnify DPT, its employees, officers, directors and representatives for any claim, loss or damage including reasonable attorney’s fees paid or incurred by any of them in connection therewith.

11.4                        Insurance by COMPANY

It is understood between the parties that COMPANY does not currently have insurance as of the date of this Agreement.

It is agreed between the parties that COMPANY will obtain and shall maintain in full force and effect (i) Products liability (ii) Contractual liability and (iii) Clinical Trials Insurance (including coverage for any negligence on the part of COMPANY in the conduct of any clinical trials as well as for any defects or negligence in the design of the clinical trial process) coverage. Insurance coverage for each of the foregoing subsections (i), (ii) and (iii) shall be in the minimum amount of Two Million Five Hundred Thousand Dollars ($2, 500,000) prior to the release of any Product to COMPANY. Evidence of such insurance coverage may be in the form of the original policy or a. certificate of insurance which shall name DPT as an additional insured and provide that COMPANY has assumed the liability as provided for herein. Such evidence of insurance shall be provided to DPT prior to release of Product to COMPANY. Concurrent with the execution of this Agreement or prior to scheduling any clinical trial materials for manufacture, COMPANY shall provide evidence of the foregoing insurance coverage to:

Integrity Insurance Agency, Inc.
Attention: Nunzio Previtera, CIC
2634 Kerrybrook Court
San Antonio, TX 78230
(210)593-0820

11.5                        Stacking of Insurance

Neither COMPANY nor DPT intend for their respective insurance policies to stack on top of each other. To that end, both parties agree that if a loss is incurred, for which DPT has an obligation under Section 11.1 to indemnify Company hereunder, DPT’s policies will be triggered and DPT will defend COMPANY under the additional insured endorsement. Furthermore if a loss is incurred for which Company has an obligation under Section 11.3 to indemnify DPT hereunder, then COMPANY’s policies will be triggered and COMPANY will defend DPT under the additional insured endorsement.

12 -  Breach & Core

If either party defaults or breaches any of the material provisions of this Agreement the other party may terminate this agreement upon thirty (30) days prior written notice to the defaulting party stating the specific fault or breach; provided that if such default or breach is cured within that thirty (30) day period, the Agreement shall continue in full force and effect. This Agreement, together with any PSD or Protocol hereunder may be terminated at any time by COMPANY, with or without cause, upon thirty (30) days written notice to DPT. In the case of such termination, COMPANY shall be obligated to pay for all materials ordered by DPT, as well as for all work-in-process up to the date that the termination takes effect. Upon written notice given to COMPANY, this Agreement may be terminated by DPT at any time upon the occurrence of one or more of the following: (i) DPT’s reasonable belief in the impending failure of COMPANY as a going concern; (ii) notice from COMPANY to DPT of the possible filing of an insolvency/bankruptcy proceeding or an assignment for the benefit of creditors; (iii) failure by the COMPANY, for a period of 180 consecutive days. to undertake or further any activities intended to progress or advance the possibility of commercialization of any of the Product(s) within the scope of the Agreement.

13 -  Assignment

This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties and may not be assigned or transferred by either party without the prior written consent of the other, which consent shall not be unreasonably withheld. No such assignment shall release the original party hereto from its duties and obligations under this Agreement.

14 -  Notice

Any notice required hereunder shall be effective upon receipt and may be served by either party on the other by: (i) personal delivery, (ii) post prepaid, national courier, (i) national postal service via registered or by certified mail to the address noted below:

If to DPT:	DPT laboratories, Ltd.
Attention: President
Address:
Fax:
With a copy to the General Counsel’s Office

If to COMPANY:	Dipexium Pharmaceuticals, LLC
Attention: David P. Luci
Address:
Fax:

15 -  Independent Contractor

The relationship created by this Agreement shall be strictly that of an owner and independent contractor. The parties agree that no joint venture, partnership, employment, agent or legal representative exist, and neither party is granted any right or authority hereunder to assume or create any obligation, express or implied, or to make any representation, warranties or guarantees, except as are expressly granted or made in this Agreement.

16 -  Governing Law and Dispute Resolution

16.1                        Governing Law

The validity, interpretation and effect of this Agreement shall be governed by and construed under the internal laws of the State of Delaware.

Each party hereto irrevocably agrees that any dispute arising out of or related in any way to this Agreement shall be submitted in the first instance to mediation and then, if still unresolved, to litigation pursuant to the provisions of 8 Del. C. §§ 346 and 347 in the Court of Chancery of the State of Delaware and subject to the substantive laws of the State of Delaware; excluding any conflicts of law provisions contained therein. If the Delaware Court of Chancery lacks jurisdiction under 8 Del. C. §§ 346 and 347 to resolve the dispute either by mediation or litigation, then such dispute shall be brought in the appropriate court in the State of Delaware, and each of the parties hereto hereby (it irrevocably submits with regard to any such dispute for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the Delaware courts in the event that any dispute arises out of this Agreement or any transaction contemplated hereby, (ii) agrees that it win not attempt to deny or defeat such personal jurisdiction by motion of leave from any such court in Delaware, and (Iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the aforesaid courts.

17 —  Export/Import Laws and Regulations

This Agreement is subject to any restrictions concerning the import or export at Product, active pharmaceutical ingredient. chemical or packaging components (or related technical information or data) to or from the United States as well as the laws and regulations of any other country involved in the import or export of such Product, active pharmaceutical ingredient, chemical or packaging components (or related technical information or data). COMPANY acknowledges that it shall be solely and exclusively responsible for the preparation of all import and export documentation and compliance with all import and export laws of the United States as well as the laws and regulations of any other country involved in the import or export of such Product, active pharmaceutical ingredient, chemical or packaging components (or related technical information or data). COMPANY shall indemnify and hold DPT, its officers, directors, employees, shareholders and affiliates harmless, from any and all claims, losses, liabilities, damages, fines, penalties, costs and expenses (including reasonable attomeys’ fees) arising from, or related to, any breach by COMPANY of its obligations under this provision. COMPANY shall be the importer or exporter of record for all uch import or export activities. COMPANY shall cooperate with DPT as reasonably necessary to permit DPT to comply with the laws and regulations of the United States and any other country relating to the control of import or export of Product, active pharmaceutical ingredient, chemical or packaging components (or related technical information or data).

18 -  Survivability

In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

19 - Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

20 -  Entire Agreement

The parties hereto acknowledge that this document sets forth the entire agreement and understanding of the parties and except as set out herein, supersedes all prior written or oral/agreements or understandings with respect to the subject matter hereof, and shall supersede any conflicting portions of DPT’s quotation and acknowledgment forms and COMPANY’s Purchase Order and other written forms. No modification of any of the terms of this Agreement or any amendments thereto, shall be deemed to be valid unless in writing and signed by the party against whom enforcement is sought. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

IN WITNESS WHEREO, the parties hereto have each caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Dipexium Pharmaceuticals, LLC		DPT Laboratories, Ltd.

By:	/s/ Robert J. DeLuccia	By:	/s/ Paul Josephs
	Robert J. DeLuccia		Paul Josephs
Title:	Managing Partner	Title:	VP, Sales & Marketing